Exhibit 6.1

Execution Copy

ASSET PURCHASE AGREEMENT

among

DOPE MEDIA, INC.,

a Delaware corporation,

DM HOLDINGS GROUP, LLC,

a Delaware limited liability company,

WILSHIRE & VETERAN MEDIA CORP.,

a Delaware corporation,

and

HIGHTIMES HOLDING CORP.,

a Delaware corporation

Dated: September 21, 2018

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Article V CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES		13
5.1	Public Announcements	13
5.2	Continuing Access	14
5.3	Non-Competition; Non-Solicitation	14
5.4	Examinations and Investigations	15
5.5	No Material Adverse Effect; Conduct of Business	15
5.6	Costs and Expenses	15
5.7	Post-Closing Name Changes and Dissolution	15

Article VI INDEMNIFICATION		15
6.1	Survival of Representations	15
6.2	Indemnification by the Company and Holdings	16
6.3	Indemnification by Hightimes and Purchaser	16
6.4	Other Matters Relating to Indemnification	16
6.5	Claims	17
6.6	Third Party Claims	18
6.7	Exclusive Remedy	19

Article VII MISCELLANEOUS PROVISIONS		19
7.1	Further Assurances	19
7.2	Fees and Expenses	19
7.3	Notices	19
7.4	Headings	20
7.5	Counterparts and Transactions by Fax or Email	20
7.6	Governing Law; Venue; Jurisdiction	20
7.7	Successors and Assigns	20
7.8	WAIVER OF JURY TRIAL	20
7.9	Specific Performance	20
7.10	Waiver	21
7.11	Amendments	21
7.12	Severability	21
7.13	Entire Agreement	21
7.14	Construction	21

List of Exhibits and Schedules

Exhibit A	Certain Definitions

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (including all Schedules and Exhibits hereto, the “Agreement”) is made and entered into on September 21, 2018, by and among: WILSHIRE & VETERAN MEDIA CORP., a Delaware corporation (“Purchaser”); HIGHTIMES HOLDING CORP., a Delaware corporation (“Hightimes”); DOPE MEDIA, INC., a Delaware corporation (the “Company”) and DM HOLDINGS GROUP, LLC, a Delaware limited liability company (“Holdings”). The Company, Holdings, Hightimes and Purchaser are hereinafter sometimes collectively referred to as the “Parties.” Certain other capitalized terms used in this Agreement are defined in Exhibit A annexed hereto.

WHEREAS, prior to the date hereof, the Company effected a reorganization such that the holders of equity securities of the Company became holders of equity securities of Holdings, and Holdings became the sole stockholder of the Company;

WHEREAS, the Company is in the business of operating a consumer media platform delivering content through print, web, social media and live events relating to the cannabis industry in jurisdictions where the growing and sale of cannabis is legal (the “Business”), and the Company desires to sell to Purchaser, and Purchaser desires to purchase from the Company, on the terms and subject to the conditions set forth in this Agreement, certain assets of the Company used in the operation of, or related to, the Business; and

WHEREAS, Purchaser is a newly formed wholly-owned subsidiary of Hightimes; and

WHEREAS, the Parties intend that the transactions contemplated by this Agreement will constitute a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, and that this Agreement shall constitute a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and the regulations thereunder.

NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I
ASSETS AND LIABILITIES

1.1 Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Company, all of the Company’s right, title and interest in and to all of the business, assets, inventory, goodwill and rights of the Company, including without limitation those arising out of or relating to, or otherwise used or usable in connection with, the Business of whatever kind or nature, tangible or intangible, real or personal, owned, leased, licensed, used or held for use or license by or on behalf of the Company, other than the Excluded Assets (such included assets collectively, the “Acquired Assets”), free and clear of any Lien other than Permitted Liens, including the following:

(a) all inventory, supplies, parts and other inventories related to the Business;

(b) all personal tangible property related to the Business including furniture, fixtures, and equipment;

(c) all books, records and other documents and information relating to the Acquired Assets, other than the Company’s corporate record books and financial and Tax records;

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(d) all rights in and to Intellectual Property either owned by the Company or licensed to the Company by a third party and used or held for use by the Company in the Business;

(e) all Contracts associated with the Business, including, without limitation, the Contracts set forth on Schedule 1.1(e) (the “Acquired Contracts”);

(f) all rights to any Legal Proceedings of any nature available to or being pursued by the Company to the extent related to the Business, the Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(g) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(h) all accounts or notes receivable held by the Company, and any security, claim, remedy or other right related to any of the foregoing;

(i) the name, logo and style “Dope Media”;

(j) all goodwill and the going concern value of the Business; and

(k) all other properties, assets and rights, tangible or intangible, owned or held by the Company as of the Closing Date that are used in the operation of the Business, and which are not otherwise Excluded Assets.

1.2 Excluded Assets. Purchaser is not acquiring, and the Company shall retain after the Closing, the following assets, rights, and properties not specifically included in the Acquired Assets (collectively, the “Excluded Assets”), including the following:

(a) any cash and cash equivalents on hand on the Closing Date;

(b) all rights of the Company under this Agreement;

(c) the Company’s records relating to organization and maintenance as a legal entity and records relating exclusively to Excluded Assets;

(d) the Company’s financial and Tax records;

1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and hereby agrees to pay, discharge or perform when due, (i) only those specific liabilities and obligations incurred in the ordinary course of business of the Company to the extent set forth on Schedule 1.3, (ii) the Trans-High Loan and Trans-High Note, and (iii) all Liabilities relating to the period of time following the Closing pursuant to the Acquired Contracts (collectively, the “Assumed Liabilities”).

1.4 Excluded Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume any liabilities or obligations of the Company of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (collectively, the “Excluded Liabilities”).

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Article II
PURCHASE AND CLOSING

2.1 Purchase Price. The aggregate purchase price for the Acquired Assets shall be Ten Million, Two Hundred Thousand and Four Hundred and Twenty ($10,200,420) Dollars (the “Purchase Price”), which shall be paid to the Company through (i) the issuance at the Closing of original stock certificates or book entry certificates on the books of Purchaser’s Transfer Agent, VStock Transfer Company, representing $10,000,420 of Class A Common Stock of Hightimes (the “Stock Consideration”), as determined pursuant to Section 2.3, registered in the name of the Company, and (ii) the payment of $200,000 in cash by wire transfer of immediately available funds, shall be paid to Holdings on the 10th day following the consummation of the Offering.

2.2 Trans-High Loan. On or before the close of business (PDT) September 21, 2018, , Trans-High Corporation, a wholly-owned subsidiary of Hightimes (“Trans-High”) shall provide the Company with a secured loan, by wire transfer of immediately available funds, in the aggregate amount equal to $1,000,000 (the “Trans-High Loan”). The proceeds of the Trans-High Loan shall be applied by the Company, as follows: (i) $666,858.34 shall be paid directly by Trans-High or its designee to the account designated by General Cannabis Corp., the Company’s Senior Lender (“GCC”), on behalf of the Company, to repay all Indebtedness in favor of GCC as at September 21, 2018; and (ii) the remainder shall be paid directly to the Company. In connection with the funding of the Trans-High Loan and the disbursement by Trans-High or its designee of the aforesaid, $666,858.34 amount, GCC has issued a payoff letter to the Company and has authorized the Company to file one or more UCC-3 termination statements and/or such other instruments as Trans-High may reasonably require to release the lien and security interest of GCC or its assignees on all of the Acquired Assets. The Tran-High Loan shall be evidenced by a promissory note in a form mutually agreeable to Trans-High and the Company (the “Trans-High Note”). On the Closing Date, the Trans-High Loan and Trans-High Note shall be shall be assumed by Purchaser as part of the Assumed Liabilities and the Company shall be released from all liability under the Trans-High Note.

2.3 Stock Consideration.

(a) At or prior to the Closing, Hightimes shall issue 909,130 shares of Class A Common Stock of Hightimes into an escrow account held by Hightimes or VStock Transfer Company (the “Escrow Shares”). All Escrow Shares shall be registered in the name of the Company, and while such Escrow Shares are in escrow the Company shall have the right to vote the Escrow Shares, and to receive any dividends or distributions that are declared on or attributable to the Escrow Shares.

(b) Promptly following the consummation of the offering and sale of Class A Common Stock of Hightimes to the public pursuant to Hightimes’ Regulation A+ Offering Circular on Form 1-A that was qualified by the SEC on July 26, 2018, and all Current Reports on Form 1-U filed with the SEC subsequent to July 26, 2018 (the “Offering”), the Parties shall determine the volume weighted average price of Class A Common Stock of Hightimes, as traded or quoted on any one of The Nasdaq Capital Market, the NYSE: Mkt., the OTCQX or OTCQB Exchanges of the OTC Market or the Canadian Stock Exchange for the ten consecutive trading days following consummation of the Offering (the “VWAP Price”).

Promptly following the determination of the VWAP Price, the number of Escrow Shares shall be increased (though the issuance of additional shares by Hightimes) or decreased (through the forfeiture of shares) such that the aggregate value of the Escrow Shares when valued using the VWAP Price is equal to the Stock Consideration. Immediately following the adjustment to the amount of Escrow Shares, such Escrow Shares shall be released from escrow to the Company.

2.4 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the electronic exchange of documents on September 24, 2018, and shall be effective as of 5:00 p.m. (Pacific time) on such date, or as soon thereafter as is practicable (the day on which the Closing takes place being the “Closing Date”).

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2.5 Actions at the Closing. At or prior to the Closing:

(a) The Company shall deliver to Purchaser (i) the audited financial statements of the Company for the fiscal years ended December 31, 2016 and December 31, 2017, and for the two fiscal years then ended, which shall have been audited by an independent PBOAC qualified auditor, and (ii) the reviewed financial statements of the Company as at June 30, 2018 and for the six months then ended, that have been prepared by the Company and reviewed by the Company’s accountants.

(b) the Company and Purchaser shall execute and deliver (i) an assignment and assumption agreement and (ii) a bill of sale, each in forms mutually agreeable to the Parties;

(c) Purchaser shall enter into mutually acceptable agreeable employment agreements with the members of the management of the Company listed on Schedule 2.5(b); and

(d) the Company shall deliver to the Purchaser the written consents of the holders of all notes payable of the Company, including the note holders listed on the Company’s Disclosure Schedule (the “Noteholders Consents”); which Noteholders Consents shall also include their agreements not to make any claims against the Purchaser, Hightimes, any direct or subsidiary of Hightimes (including Trans-High), or ExWorks Capital Fund I, L.P., the senior secured lender to Hightimes and its direct and indirect subsidiaries, with respect to this Agreement and any of the transactions contemplated hereby..

(e) Hightimes shall issue the Escrow Shares pursuant to Section 2.2(a).

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HOLDINGS

The Company and Holdings hereby jointly and severally represent and warrant to Purchaser, as of the date hereof and as at the Closing Date (except as to any representation or warranty which specifically relates to another date), as follows, provided, however, that: (A) each of the following representations and warranties is qualified by the disclosure schedules attached hereto (the “Schedules”), which set forth certain disclosures concerning the representations and warranties; and (B) any fact or item disclosed on any Schedule with respect to one representation or warranty shall be deemed to be incorporated into, and disclosed with respect to, the Schedules for each other representation or warranty, whether or not such Schedule is expressly referenced in the Schedule for such other representation or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the Schedules. To the Company’s Knowledge, the preliminary Schedules delivered on the date hereof are accurate in all material respects, and the Company will deliver final Schedules on or prior to the Closing.

3.1 Due Organization and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the power and authority to own, lease and operate its assets, properties and business and to carry on the Business as now conducted. Except as set forth in Schedule 3.1, the Company is qualified to transact business and is in good standing in each jurisdiction in which the nature of its Business or location of its property requires such qualification, except where such failure would not have a Material Adverse Effect on the Company. Purchaser has been furnished with a true and complete copy of the Company’s Certificate of Incorporation and By-laws and all amendments to date.

3.2 Authority to Execute and Perform Agreements. The Company has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and all other agreements, documents and instruments contemplated herein to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements, documents and instruments contemplated herein to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all necessary individuals and corporate actions, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated herein or to consummate any of the transactions contemplated therein. This Agreement and the agreements, documents and instruments contemplated herein have all been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, are the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar laws generally affecting the enforcement of creditors’ rights and general equitable principles.

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3.3 No Subsidiaries. The Company has no Subsidiaries.

3.4 Tax Matters.

(a) Except as set forth on Schedule 3.4, all Tax Returns with respect to the Company that are required to be filed on or before the Closing, have been or will be filed, the information provided on such Tax Returns, to the Company’s Knowledge, is or will be complete and accurate in all material respects, and all Taxes shown to be due from the Company on such Tax Returns have been or will be paid in full.

(b) Except as set forth on Schedule 3.4, there is no pending or, to the Knowledge of the Company, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of the Company.

3.5 Compliance with Laws; Licenses and Permits.

(a) Except as otherwise provided on Schedule 3.5, the Company has not violated any Laws, which violation has had or is reasonably expected to have a Material Adverse Effect on the Company.

(b) The Company has not made any illegal payment to officers or employees of any governmental or regulatory authority, or engaged in any other reciprocal practices that violate any laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Company. The Company has no Knowledge of facts that (with or without notice or lapse of time, or both) could result in the Company being in violation of any Law which may have a Material Adverse Effect on the Company.

(c) Except as set forth on Schedule 3.5, the Company has all licenses, concessions, permits, certificates of need, approvals and authorizations (collectively, “Permits”) from all Persons or Governmental Bodies necessary to conduct the Business as currently conducted, other than any such omissions that are not reasonably expected to have a Material Adverse Effect on the Company. Such Permits are sufficient to enable the Company to lawfully conduct the Business. To the Company’s Knowledge, no Permit is subject to revocation, forfeiture or renegotiation by virtue of any existing circumstances affecting the Company or by virtue of the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, other than as would not reasonably be expected to have a Material Adverse Effect on the Company. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened to modify or revoke any Permit, and no Permit is subject to any outstanding order, decree, judgment, stipulation, or, to Company’s Knowledge, investigation that would be likely to materially negatively affect such Permit or the rights of the Company thereunder.

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3.6 No Breach. Except as set forth on Schedule 3.6 or as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company’s execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated herein and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a modification of the effect of or constitute (or with notice or lapse of time or both would constitute) a default under (a) the Company’s Certificate of Incorporation or By-Laws; (b) any contract to which the Company is a party or by or to which it or any of its assets are bound or subject; or (c) any law or order against, or binding upon or applicable to the Company or its assets.

3.7 Litigation. Except as set forth on Schedule 3.7 or as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, there are no outstanding orders against or involving the Company applicable to the operations of the Business or the Company. Except as set forth on Schedule 3.7 or as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company is not now a party to or, to the Knowledge of the Company, threatened with any Legal Proceeding applicable to the operations of the Business. Except as set forth on Schedule 3.7 or as would not reasonably be expected to have a Material Adverse Effect on the Company, there is no dispute with any Person under contract with the Company in connection with the operations of the Business.

3.8 Intellectual Property.

(a) The Company has furnished to Purchaser on Schedule 3.8 a complete and accurate list of all material “Intellectual Property” (as that term is defined on Exhibit A to this Agreement), which is owned, licensed, leased or otherwise used by the Company in connection with the Business.

(b) As set forth on Schedule 3.8, the Company has furnished to Purchaser a complete and accurate list of all Material Agreements to which the Company is a party or otherwise bound (i) granting or obtaining any right to use or practice any rights under any Intellectual Property outside the Ordinary Course of Business or (ii) restricting the rights of the Company to use any Intellectual Property outside the Ordinary Course of Business, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and, to the Knowledge of the Company, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any such License Agreement other than as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not licensed or sublicensed its rights in any Intellectual Property outside the Ordinary Course of Business other than pursuant to the License Agreements.

(c) Except as set forth on Schedule 3.8 or as would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) The Company or its Affiliates own, or have a valid right or license to use, free and clear of all encumbrances, all of the Intellectual Property. To the Knowledge of the Company, the Company is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration relating to Intellectual Property owned by the Company that has been filed or issued with respect to such Intellectual Property.

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(ii) The Intellectual Property owned or licensed by the Company, and any Intellectual Property used by the Company, is subsisting, in full force and effect, has not been cancelled, expired, or abandoned, and is valid and enforceable.

(iii) Except for cease and desist and similar letters and notices sent or received by the Company in the Ordinary Course of Business, to the Company’s Knowledge, the conduct of the Business does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any Intellectual Property rights owned or controlled by any third party. Except for cease and desist and similar letters and notices sent or received by the Company in the Ordinary Course of Business, to the Knowledge of the Company, no third party is misappropriating, infringing, or violating any Intellectual Property owned or used by the Company, and no such claims or other Legal Proceedings which have been brought against any third party by the Company remain unresolved.

(iv) The Company has used reasonable commercial efforts to protect the confidentiality of its trade secrets. To the Knowledge of the Company, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof.

(v) The consummation of this Agreement and the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any of the Intellectual Property, nor will it require the consent of any Governmental Body or third party in respect of any such Intellectual Property.

3.9 Indebtedness. Schedule 3.9 sets forth a list of all material Indebtedness owed by the Company (not including trade credit and amounts incurred in the Ordinary Course of Business that are not overdue) as at the date hereof and updated through the Closing Date. Such Schedule 3.9 shall include the name(s) of each creditor, the amount of Indebtedness owed and the maturity date of such Indebtedness. Except as set forth on Schedule 3.9, no event of default by the Company or event, which with the giving of notice, the passage of time or both, would constitute an event of default by the Company in respect of such Indebtedness, has occurred and is continuing.

3.10 Operation of the Business. Except as set forth on Schedule 3.10, or in connection with this Agreement, the Company has not since January 1, 2018:

(a) except for content, equipment or inventory acquired in the Ordinary Course of Business, made any material acquisition of all or any part of the assets, properties, capital stock or business of any other Persons or made any commitments to do any of the foregoing;

(b) except in the Ordinary Course of Business, made any material sale, assignment, transfer or exclusive license of any of its products or Intellectual Property;

(c) except in the Ordinary Course of Business, entered into or agreed to enter into any Material Agreement, or materially amended, or agreed to materially amend any Material Agreement, in each case to which it is a party or to which it or its assets or properties related to the Business are bound or subject;

(d) agreed to make any payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, which payment has not yet been made;

(e) terminated or agreed to terminate, or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Material Agreement that is or was material to its assets, properties, business, operations or condition (financial or otherwise) relating to the Business;

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(f) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties, business, operations, condition (financial or otherwise) or prospects of the Business;

(g) established or increased any bonus, commission, insurance, retention, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, performance awards or restricted stock awards) or other employee benefit plan or arrangement;

(h) entered into any employment or severance agreement with any current or former employee providing services with respect to the Business;

(i) failed to make any material payment to any creditor of the Business as they have become due and payable unless such payment was subsequently made; or

(j) authorized, committed or agreed to take, any of the foregoing actions.

3.11 Financial Statements.

(a) The Company has supplied Purchaser with (i) the audited financial statements of the Company consisting of its balance sheet and income statement as of December 31, 2016 and December 31, 2017 and for the two fiscal years then ended (the “Annual Financial Statements”), and (ii) the unaudited interim financial statements consisting of its balance sheet and income statement as of June 30, 2018 and for the six months then ended (the “Interim Financial Statements”).

(b) The Annual Financial Statements and the Interim Financial Statements reflect all material assets and liabilities of the Company and have been prepared in conformance with prior practice.

3.12 Orders. There is no order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject that would materially impact the Business of the Company. To the Knowledge of the Company, no officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice that would materially impact the Business of the Company.

3.13 Absence of Certain Changes. Except as set forth on Schedule 3.13, since June 30, 2018, the Company has conducted the Business only in the Ordinary Course of Business consistent with past practices, and there has not occurred (i) any Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any repurchase, redemption or any other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (iii) any change in accounting principles, practices or methods used by the Company or any of its Subsidiaries; (iv) any revaluation on the Annual Financial Statements or Interim Financial Statements; or (v) any transaction or commitment made by the Company to buy or sell any assets or any shares of capital stock, or to otherwise acquire or sell any business in whole or in part (whether by merger, through a recapitalization or otherwise), outside the Ordinary Course of Business, that does or would have a Material Adverse Effect.

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3.14 Certain Payments. Neither the Company, nor, to the Knowledge of the Company or Holdings, any manager, officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has since January 1, 2018, directly or indirectly:

(a) used any funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or intentionally failed to make any material entry that should have been made, in any of the books of account or other records of the Company;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any material favor or given any material gift which was not deductible for federal income Tax purposes, unless such favor or gift is reflected as an expense in the financial statements of the Company to the extent required;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business or (ii) any other special concession (but not including business gifts of non-material nature or business entertainment); or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

3.15 Assets. The Company has furnished to Purchaser a complete and accurate list of all Material Assets, which are owned, licensed, leased or otherwise used by the Company in connection with the Business as set forth on Schedule 3.15.

3.16 Accrued Expenses and Accounts Payable. The Company has furnished to Purchaser a list of names and amounts owed by the Company to each such account creditor as of June 30, 2018 to be set forth on Schedule 3.16.

3.17 Environmental Matters.

(i) There are, to Company’s Knowledge, with respect to Company or any of its Subsidiaries or any predecessor of Company, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign Laws and neither Company nor any of its Subsidiaries have received any notice with respect to any of the foregoing, nor is any action pending or, to Company’s knowledge, threatened in connection with any of the foregoing. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

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(ii) Other than those that are or were stored, used or disposed of in compliance with applicable Law, to Company’s Knowledge, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Company or any of its Subsidiaries, and no Hazardous Materials were released on or about any real property previously owned, leased or used by Company or any of its Subsidiaries during the period the property was owned, leased or used by Company or any of its Subsidiaries, except in the normal course of Company’s or any of its Subsidiaries’ business.

(iii) To Company’s Knowledge, there are no underground storage tanks on or under any real property owned, leased or used by Company or any of its Subsidiaries that are not in compliance with applicable law.

3.18 Title to Property. Company and its Subsidiaries have good and marketable title to all personal property owned by it which is material to the Business, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3.18 or such as would not have a Material Adverse Effect. Any real property and facilities held under lease by Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

3.19 Purchase Entirely for Own Account. Except pursuant to Section 5.7, the Company is acquiring the Stock Consideration for investment for the Company’s own account and not with a view to the resale or distribution of any part thereof, and the Company has no present intention of selling or otherwise distributing the Stock Consideration, except in compliance with applicable securities laws.

3.20 Available Information. The Company has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated hereunder and has had full access to all the information it considers necessary or appropriate to make an informed decision with respect to the transactions contemplated hereunder.

3.21 Non-Registration. The Company understands that the shares representing the Stock Consideration have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Company’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Stock Consideration, in accordance with Purchaser’s Certificate of Incorporation or the Laws of its jurisdiction of incorporation.

3.22 Restricted Securities. The Company understands that the shares representing the Stock Consideration are each characterized as “restricted securities” under the Securities Act in as much as this Agreement contemplates that, if acquired by the Company pursuant hereto, the Stock Consideration would be acquired in a transaction not involving a public offering. The issuance of the Stock Consideration hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. The Company further acknowledges that if the Stock Consideration is issued to the Company in accordance with the provisions of this Agreement, the Stock Consideration may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Company represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

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3.23 Full Disclosure. This Agreement and the Schedules do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein and therein made, in the context in which made, neither false nor misleading.

3.24 Independent Investigation. The Company agrees that in making its decision to enter into this Agreement and the related documents to which it is a party and to consummate the transactions contemplated hereby, it has relied upon its own investigation the express representations and warranties of Purchaser set forth herein and therein, and not on any other representations, warranties or information of or relating to Purchaser or any of its Affiliates or Representatives. The Company has had the opportunity to review this Agreement and the exhibits hereto with counsel.

3.25 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or any action taken by the Company.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HIGHTIMES

Hightimes and Purchaser hereby represents and warrants, to and for the benefit of the Company, as follows:

4.1 Due Organization; Good Standing; Capitalization and Ownership.

(a) Organization. Each of Hightimes and Purchaser is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business in the manner in which its business is currently being conducted, and as is foreseen to be conducted in the future, and to own and use its properties and assets in the manner in which its assets are currently owned and used, and to consummate the transactions contemplated hereby, including the operation of its business after the Closing.

(b) Qualification. Each of Hightimes and Purchaser is qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the nature of its business and of its assets and properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement or to operate its business after the Closing.

(c) Capitalization. As at the date of this Agreement and as at the Closing Date, pursuant to Purchaser’s Certificate of Incorporation, Hightimes shall be authorized to issue an aggregate of 55,000,000 shares of its capital stock, $0.0001 par value per share, of which (i) 50,000,000 shares shall be designated as Common Stock, with collective reference to 40,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock, and (ii) 5,000,000 shares shall be designated as preferred stock, which may be issued in one or more series containing such rights, preferences and privileges as the board of directors of Hightimes may, from time to time, designate. The authorized capital stock of Purchaser is 1,000 shares of common stock, all of which shares are owned by Hightimes. Purchaser has been formed solely to purchase the Assets and other transactions contemplated by this Agreement, and conducts no other business.

(d) Ownership. As at the date of this Agreement, the principal stockholders of Hightimes are listed on the SEC Reports.

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4.2 Authority. Each of Hightimes and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by Hightimes and Purchaser, and to perform its obligations hereunder and thereunder, and the execution, delivery and performance by Hightimes and Purchaser of this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Hightimes and Purchaser and no other proceedings are necessary to authorize the execution, delivery and performance by Hightimes and Purchaser of this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement.

4.3 Execution, Delivery; Valid and Binding Agreements. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to be executed by Hightimes and Purchaser have been duly executed and delivered by Hightimes and Purchaser, and assuming that this Agreement and any other agreement, document and instrument referred to in or contemplated by this Agreement have been duly executed and delivered by the other applicable Parties, constitute, or, when executed by such other Parties, will constitute, valid and binding agreements of Hightimes and Purchaser, enforceable against Hightimes and Purchaser in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

4.4 Non-Contravention; No Consents or Approvals. Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Hightimes and Purchaser; or (ii) any resolution (or similar action) taken by the equity holders or board of directors (or similar body) of Hightimes and Purchaser;

(b) contravene, conflict with or result in a violation of, Law or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Hightimes and Purchaser or any of the assets or properties owned or used by Hightimes and Purchaser, is subject; or

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, Contract, lease, license, instrument, or other arrangement (whether oral, written, express or implied) to which Hightimes and Purchaser is a party or by which Hightimes and Purchaser is bound.

Hightimes and Purchaser is not required to make any filing or registration with or give any notice to, or to obtain any consent from, any Person or Governmental Body in connection with: (x) the execution, delivery or performance by Hightimes and Purchaser of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation by Hightimes and Purchaser of any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement.

4.5 Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of Hightimes and Purchaser, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. There is no order, writ, injunction, judgment or decree to which Hightimes and Purchaser is subject that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

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4.6 Independent Investigation; Representations.

(a) Independent Investigation. Hightimes and Purchaser has conducted its own independent investigation, review and analysis of the Business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company. Hightimes and Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises, records and information of and relating to the Company for such purpose. In entering into this Agreement, Hightimes and Purchaser acknowledges that, except for the representations and warranties of the Company set forth in this Agreement, Hightimes and Purchaser has relied solely upon the aforementioned investigation, review and analysis and not on any other representations, warranties or information of or relating to the Company or its Representatives.

(b) No Other Representations; Limitation of Liability. Hightimes and Purchaser hereby agrees and acknowledges that: (i) other than the representations and warranties set forth in Article III, none of the Company or any of its Representatives or their respective Affiliates make or have made, and Hightimes and Purchaser is not relying and has not relied on, any representation or warranty, express or implied, at law or in equity, with respect to the Company, including, but not limited, as to: (A) merchantability or fitness for any particular use or purpose; (B) the operation of the Business; or (C) the probable success or profitability of the Business after the Closing; and (ii) other than the indemnification obligations of the Company set forth in Article VI, none of the Company or any of its Representatives or their respective Affiliates will have or be subject to any liability or indemnification, reimbursement or other obligation to or remedy in favor of Hightimes and Purchaser or any other Person resulting from the distribution to Hightimes and Purchaser, its Affiliates or any Representative of Hightimes and Purchaser or its Affiliates of, or Hightimes and Purchaser’s use of, any information relating to the Business, including any information, documents or material Made Available to Hightimes and Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Hightimes and Purchaser or in any other form in contemplation of the transactions contemplated by this Agreement.

4.7 Full Disclosure. The SEC Reports filed by Hightimes and the representations and warranties made by Purchaser under this Agreement do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein and therein made, in the context in which made, neither false nor misleading.

Article V
CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

5.1 Public Announcements. Neither the Company, Holdings, Hightimes nor Purchaser shall (and neither the Company nor Purchaser shall permit any of their respective Affiliates or Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the other transactions or documents contemplated by this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in the preceding sentence, the Parties may (and may permit their Affiliates and Representatives to) issue any press release (or file a copy of this Agreement) or make any public statement: (a) that is required by any Law or securities exchange (including, for the avoidance of doubt, the rules and regulations of the SEC); (b) the issuance or making of which is contemplated by this Agreement; or (c) that is consistent with, and not more expansive in any material respect than, any press release or public statement previously made in accordance with this Section 5.1.

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5.2 Continuing Access. After the Closing, Purchaser shall give (and shall cause its Affiliates to give) the Company, Holdings and their respective Affiliates and Representatives reasonable access during normal business hours to (and shall, and shall cause its Affiliates to, allow the Company and their Representatives to make copies of) any books and records and information relating to the Business for any reasonable purpose, including as may be necessary for: (a) preparation of Tax returns and financial statements which are the responsibility of the Company; (b) management and handling of any Tax audits and Tax disputes; or (c) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any civil litigation, in addition to any rights that the Company may have pursuant to any shareholder agreement of Purchaser. This Section 5.2 shall survive the Closing and shall continue in full force and effect, and Purchaser and the Company shall maintain all such books and records in the same or a similar accessible format and medium as currently existing, until the later to occur of: (i) three years after the Closing Date; and (ii) the expiration of all applicable statute of limitations periods.

5.3 Non-Competition; Non-Solicitation.

(a) Non-Competition. For a period of three years from and after the Closing (the “Restricted Period”), the Company, Holdings and their direct shareholders or members (sometimes referred to herein as the “Restricted Parties”) agrees that it or they shall not and it shall cause each of its Subsidiaries not to, without the prior written consent of Purchaser, engage in any activity which shall compete with the Business.

(b) Non-Solicitation. For a period of three years from and after the Closing, each of the Restricted Parties agrees that it or they shall not and it shall cause each of its Affiliates not to, without the prior written consent of Purchaser, solicit or cause to be solicited the employment of any Person who is employed by the Business as of the Closing in a research and development role or as a member of management.

(c) Confidential Information. During the Restricted Period, each Party shall keep secret and retain in strictest confidence, all confidential matters that relate to the Business, Purchaser, the Company or any of their respective Affiliates, including, but not limited to, with respect to each Party, “know how”, trade secrets, customer lists, supplier lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs related to the Business (collectively “Confidential Information”), and shall not disclose Confidential Information to anyone outside of the Parties and their respective Affiliates and Representatives, provided, however, this covenant shall not apply to any information which is or becomes generally available to the public through no wrongful act of the disclosing Party or others. A Party may disclose Confidential Information if required to do so in any legally required government or securities filings, Legal Proceedings, subpoenas, civil investigative demands, other similar process or as otherwise required by Law; provided, that the disclosing Party (i) provides the Party whose Confidential Information is being disclosed with prompt notice of such required disclosure so that such Party may attempt to obtain a protective order, (ii) cooperates with such Party, at such Party’s expense, in obtaining such protective order, and (iii) only discloses that Confidential Information which it is absolutely required to disclose as advised by counsel.

(d) Customers of the Business. During the Restricted Period, each Restricted Party shall not, directly or indirectly, persuade or attempt to persuade any customer or supplier of the Business or of Purchaser (or any of its Affiliates) not to hire or do business with the Business or Purchaser (or any of its Affiliates) or any successor thereto.

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(e) Rights and Remedies Upon Breach. If any Party breaches, or threatens to commit a breach of, any of the provisions of this Section 5.3, the non-breaching Parties shall have the right to equitable relief, including, without limitation, temporary and permanent injunctive relief, without the requirement of posting any bond, in addition to, and not in lieu of, any other rights and remedies available to the non-breaching Parties under law or in equity.

5.4 Examinations and Investigations. Purchaser acknowledges that prior to the Closing Date, Purchaser was entitled, through its employees and Representatives, to make and did make such investigations of the Business and such examination of the books, records and financial condition of the Business as Purchaser reasonably considered necessary.

5.5 No Material Adverse Effect; Conduct of Business.

(a) Between the date hereof and the Closing Date, there shall not have occurred a Material Adverse Effect on the Company.

(b) Between the date hereof and the Closing Date, the Company shall conduct the Business only in the Ordinary Course of Business.

(c) Between the date hereof and the Closing Date, without the prior written consent of Purchaser, the Company shall not: (i) enter into any material Contract or agreement, (ii) make any significant reductions or additions in its personnel, (iii) incur any Indebtedness, individually or in the aggregate, in excess of $50,000, (iv) issue any capital stock or other securities, or (v) declare of pay any dividend or distribution of cash or property, or (vi) engage in any related party transactions.

5.6 Costs and Expenses. Each Party shall pay their own costs and expenses, including investment banking or finders fees and professional fees, in connection with the transactions contemplated by this Agreement and the related documents.

5.7 Post-Closing Name Changes and Dissolution. Immediately following the Closing, the Company shall, simultaneously with the Closing, file a certificate of dissolution in the state of Delaware. From and after such filing, all rights and obligations of the Company under this Agreement shall be obligations of Holdings. Purchaser shall cooperate with the Company and Holdings to give effect to the dissolution of the Company and the succession of Holdings to all rights and obligations of the Company. For avoidance of doubt, following such dissolution, the Escrow Shares shall be in the name of, and shall be released to, Holdings.

Article VI
INDEMNIFICATION

6.1 Survival of Representations.

(a) Survival. The representations and warranties set forth in this Agreement shall survive the Closing and shall expire, together with any right to assert a claim for recovery under this Article VI (such a claim, an “Indemnification Claim”) based on any alleged inaccuracy in or breach of such representations and warranties, on the date that is 18 months after the Closing Date (the “Indemnity Termination Date”). Notwithstanding the preceding sentence of this Section 6.1(a), if, at any time prior to such Indemnity Termination Date, a Party (acting in good faith) delivers to the other Party a written notice alleging the existence of an inaccuracy in or a breach of any of the other Party’s representations or warranties and setting forth in reasonable detail the basis for such party’s belief that such an inaccuracy or breach may exist and asserting an Indemnification Claim based on such alleged inaccuracy or breach, then the Indemnification Claim asserted in such notice shall survive the expiration date until such time as such Indemnification Claim is fully and finally resolved.

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(b) Termination of Representations; Time for Making Claims. It is the express intent of the Parties that, if the period prescribed by this Section 6.1 for the survival of the representations and warranties set forth in this Agreement and for the making of Indemnification Claims based on alleged inaccuracies in or breaches of such representations and warranties (such a period, a “Survival Period”) is shorter than the statute of limitations that would otherwise have been applicable to such representations and warranties or to Indemnification Claims based on alleged inaccuracies in or breaches of such representations and warranties, then, by contract, the statute of limitations applicable to such representations and warranties and Indemnification Claims shall be reduced to the Survival Period applicable to such representations and warranties and Indemnification Claims. The Parties acknowledge that the time periods set forth in this Section 6.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation between the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.

(c) Fraud. Notwithstanding the foregoing, nothing contained in this Section 6.1 or elsewhere in this Agreement shall limit a Party’s right to bring claims based on the other Party’s fraud (it being understood that, for purposes of this Section 6.1, the term “fraud” shall mean fraud committed with the intent to deceive).

6.2 Indemnification by the Company and Holdings. From and after the Closing (but subject to the other provisions of Section 6.1, including, but not limited to, the Survival Period limitation), the Company and Holdings shall, jointly and severally, indemnify Purchaser against any Damages, arising out of, relating to or constituting: (a) any breach of, or inaccuracy in, any of the representations or warranties of the Company contained in this Agreement; (b) any breach or non-fulfillment of any obligation, covenant or agreement of the Company contained in this Agreement; or (c) any Excluded Assets or Excluded Liabilities.

6.3 Indemnification by Hightimes and Purchaser. From and after the Closing (but subject to the other provisions of Section 6.1, including, but not limited to, the Survival Period limitation), Hightimes and Purchaser shall indemnify the Company against any Damages, arising out of, relating to or constituting: (a) any breach of, or inaccuracy in, any of the representations or warranties of Hightimes and Purchaser contained in this Agreement; (b) any breach or non-fulfillment of any obligation, covenant or agreement of Hightimes and Purchaser contained in this Agreement; or (c) the Acquired Assets and the Assumed Liabilities.

6.4 Other Matters Relating to Indemnification.

(a) Effect of Knowledge. Notwithstanding anything to the contrary contained in this Agreement, the Company and Holdings shall not be liable or responsible under this Article VI to Purchaser for any inaccuracy in or breach of any representation or warranty of the Company or Holdings contained in this Agreement if Purchaser or any of its Representatives had, on or prior to the date of this Agreement, Knowledge of the inaccuracy in or breach of, or of any facts or circumstances constituting or resulting in the inaccuracy in or breach of, such representation or warranty.

(b) Calculation of Damages; Insurance Proceeds and Tax Benefits. The amount of any Damages that are subject to indemnification under this Article VI shall be calculated net of: (i) any Tax benefit received or receivable by Purchaser or any Affiliate of Purchaser in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages; and (ii) the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or receivable by Purchaser or any Affiliate of Purchaser in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages. If Purchaser or any Affiliate of Purchaser receives a Tax benefit after an indemnification payment is made, Purchaser shall promptly pay the amount of such Tax benefit to the Company at such time or times as and to the extent that such Tax benefit is realized. Purchaser shall seek, and shall cause each of its Affiliates to seek, full recovery under all insurance policies covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder. In the event that any insurance or other recovery is made by Purchaser or any Affiliate of Purchaser with respect to any Damages for which Purchaser has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Company.

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(c) Qualifying Claims; Deductible. Subject to Section 6.4(g), the Company shall not be required to make any indemnification payment pursuant to Section 6.2: (i) unless the amount of Damages from any individual inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (or multiple inaccuracies or breaches of the same representation or warranty or of different representations and warranties, but based on similar events, conditions, facts or circumstances) exceeds $50,000 (such a claim for an amount of Damages exceeding $50,000, a “Qualifying Claim”); and (ii) until such time as the total amount of all Damages arising from all Qualifying Claims exceeds $100,000 (the “Deductible”). If the total amount of all of the Damages that arise from Qualifying Claims exceeds the Deductible, then Purchaser shall be entitled to be indemnified against only the amount of such Damages arising from Qualifying Claims that are in excess of the Deductible.

(d) Liability Cap. Subject to Section 6.4(g), Purchaser agrees that the total amount of Damages for which it is entitled to seek or obtain indemnification (and the maximum amount of payments required to be made by the Company) pursuant to Section 6.2 shall be limited to $10,200,420 in the aggregate.

(e) Subrogation. To the extent that Purchaser is entitled to indemnification pursuant to Section 6.2, the Company shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Purchaser or any Affiliate of Purchaser may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related. Purchaser shall permit the Company to use the name of Purchaser and its Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies, and Purchaser shall take such actions as the Company may reasonably request for the purpose of enabling the Company to perfect or exercise the right of subrogation of the Company under this Section 6.4(e).

(f) Mitigation. Promptly after Purchaser becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any inaccuracy in or breach of any representation, warranty or covenant of the Company set forth in this Agreement, without being liable to incur any additional costs or expenses, Purchaser shall take all reasonable steps to mitigate and minimize all Damages that may result from such inaccuracy or breach.

(g) Applicability of Limitations. The limitations set forth in Section 6.4(c) and Section 6.4(d) shall not apply to any claim by Purchaser based on fraud of the Company or Holdings.

6.5 Claims.

(a) Claim Notices. Following the Closing, if Purchaser has or claims to have incurred or suffered Damages for which it may be entitled to indemnification under this Article VI and desires to exercise any rights or remedies it may have under this Agreement with respect thereto, Purchaser shall promptly deliver a written claim notice (a “Claim Notice”) to the Company and Holdings. Each Claim Notice shall: (a) state that such Purchaser believes that there is or has been a breach of a representation, warranty or covenant contained in this Agreement; (b) contain a reasonably detailed description of the circumstances supporting such Purchaser’s belief that there is or has been such a breach; and (c) contain a good faith, non-binding, preliminary estimate of the amount of Damages such Purchaser claims to have so incurred (the “Claimed Amount”).

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(b) Response Notices.

(i) Within 30 days after receipt by the Company and Holdings of a Claim Notice (the “Dispute Period”), the Company and Holdings may deliver to Purchaser a written response (the “Response Notice”) in which the Company and Holdings: (i) agree that the full Claimed Amount is owed to such Purchaser; (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to such Purchaser; or (iii) indicate that no part of the Claimed Amount is owing to such Purchaser. Any part of the Claimed Amount that is not agreed to be owing to such Purchaser pursuant to the Response Notice shall be the “Contested Amount.”

(ii) If the Company and Holdings deliver a Response Notice agreeing that the full Claimed Amount is owed to Purchaser, then the Company and Holdings shall, within 10 Business Days following the delivery of such Response Notice, pay the Claimed Amount to Purchaser.

(iii) If the Company and Holdings deliver a Response Notice agreeing that less than the full Claimed Amount is owed to a Purchaser, then the Company and Holdings shall, within 10 Business Days following the delivery of such Response Notice, pay the Agreed Amount to such Purchaser.

(iv) If, with respect to a given Claim Notice, the Company and Holdings do not deliver a Response Notice within the Dispute Period indicating that there is a Contested Amount, the Company and Holdings and Purchaser shall attempt in good faith to resolve the dispute related to the Claim Notice. If Purchaser and the Company and Holdings resolve such dispute, such resolution shall be binding on the Company and Holdings and Purchaser, and a settlement agreement shall be signed by Purchaser and the Company and Holdings. The Company and Holdings shall, within ten Business Days following the execution of such settlement agreement, or such shorter or longer period as may be set forth in the settlement agreement, pay the amount, if any, specified in such settlement agreement to the applicable Purchaser.

(c) Dispute Resolution. If the Company, Holdings and Purchaser are unable to resolve the dispute relating to any Claim Notice, then the dispute shall be resolved in accordance with Section 6.7.

6.6 Third Party Claims.

(a) Notice of Third Party Claims. Purchaser shall give the Company and Holdings prompt written notice of the commencement of any claim or Legal Proceeding with respect to which the Company and Holdings may become obligated to indemnify any Purchaser pursuant to this Article VI; provided, however, that any failure on the part of Purchaser to so notify the Company and Holdings shall not limit any of the obligations of the Company and Holdings under this Article VI (except to the extent such failure prejudices the defense of such claim or Legal Proceeding).

(b) Defense of Third Party Claims. In the event of the assertion or commencement by any Person (other than a party to this Agreement) of any claim or Legal Proceeding with respect to which the Company and Holdings may become obligated to indemnify Purchaser pursuant to this Article VI, Purchaser shall be entitled to control the defense of any such claim or Legal Proceeding with counsel reasonably satisfactory to the Company and Holdings (inclusive of a mutually agreed outside counsel budget), and the Company and Holdings shall be entitled to participate in (but not control) the defense of any such claim or Legal Proceeding, with its counsel and at its own expense; provided, however, that if Purchaser does not assume the defense of any such claim or Legal Proceeding within 15 days after the receipt of notice of such claim or Legal Proceeding, the Company and Holdings may elect to defend against such claim or Legal Proceeding and, upon giving notice to Purchaser of such election, shall be entitled to control the defense of such claim or Legal Proceeding indefinitely thereafter. Neither Purchaser nor the Company and Holdings shall settle or compromise any such claim or Legal Proceeding without the prior written consent of the Company and Holdings or Purchaser, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed.

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6.7 Exclusive Remedy. Subject to any injunction or other equitable remedies that may be available to Purchaser, from and after the Closing, the Company and Holdings shall not be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to Purchaser for a breach of this Agreement or in connection with the other transactions contemplated by this Agreement except as expressly provided in this Article VI, and, subject to the foregoing, this Article VI provides the exclusive remedy and cause of action of Purchaser against the Company and Holdings with respect to any matter arising out of or in connection with a breach of this Agreement or in connection with the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no claim based on the Company and Holdings’ fraud shall be subject to the limitations of this Article VI.

Article VII
MISCELLANEOUS PROVISIONS

7.1 Further Assurances. Each of the Company and Holdings and Purchaser shall execute and cause to be delivered to each other such instruments and other documents, and shall take such other actions, as each may reasonably request for the purpose of carrying out or evidencing the transactions contemplated by this Agreement.

7.2 Fees and Expenses. Each Party shall bear and pay all fees and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

7.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; or (b) two business days after being sent by registered mail, by courier or express delivery service or by facsimile, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other Party):

If to Hightimes or Purchaser:	With a copy (which shall not constitute notice) to:

Hightimes Holding Corp.	CKR Law LLP
10990 Wilshire Blvd.	1800 Century Park East, 14th floor
Los Angeles, CA 90024	Los Angeles, CA 90067
Email: adam@hightimes.com	Email: sweiss@ckrlaw.com
Attention: Adam E. Levin, CEO	Attention: Stephen A. Weiss, Esq.

If to the Company or Holdings:	With a copy (which shall not constitute notice) to:

Dope Media, Inc.	Dorsey & Whitney LLP
203 Sixth Avenue North, Suite 200	51 West 52nd Street
Seattle, Washington 98109	New York, NY 10019
Attention: George Jage	Attention: E. Eric Rytter, Esq.
E-mail: george@dopemagazine.com	E-mail: rytter.eric@dorsey.com

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7.4 Headings. The bold-faced and/or underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.5 Counterparts and Transactions by Fax or Email. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

7.6 Governing Law; Venue; Jurisdiction.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any Legal Proceeding relating to this Agreement or to the enforcement of any provision of this Agreement shall properly and exclusively lie in the Court of Chancery of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The Parties: (i) expressly and irrevocably consent and submit to the exclusive jurisdiction of such courts in connection with any such Legal Proceedings; (ii) agree that service of any process, summons, notice or document by U.S. mail addressed as set forth in Section 7.3 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding; (iii) agree that the courts of the State of Delaware, as described above, shall be deemed to be a convenient forum; and (iv) agree not to assert (by way of motion, as a defense or otherwise), in such court, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties and each of their respective successors and permitted assigns, if any. No Party may assign this Agreement or any or all of its rights under this Agreement or delegate any or all of its obligations under this Agreement, in whole or in part, to any other Person without obtaining the prior written consent of the other Parties hereto, and any such attempted assignment or delegation without such consent shall be void and of no effect.

7.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.9 Specific Performance. The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other Party shall be entitled (in addition to any other remedy that may be available to it) to seek: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

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7.10 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Parties.

7.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Party or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Parties or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Law.

7.13 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Purchaser:

WILSHIRE & VETERAN MEDIA CORP.

By:	/s/ Adam E. Levin
Adam E. Levin
Chief Executive Officer

Hightimes:

HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin
Adam E. Levin
Chief Executive Officer

The Company:

DOPE MEDIA, INC.

By:	/s/ George Jage
George Jage
Chief Executive Officer

Holdings:

DM HOLDINGS GROUP, LLC

By:	/s/ Scott Sozio
Scott Sozio
Vice President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Affiliate” shall mean, with respect to any Person, any other Person that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” shall mean any day, other than Saturday, Sunday or when national banks in Los Angeles, CA are closed for business.

“Contract” shall mean any legally binding written or oral agreement or contract.

“Damages” shall mean any actual loss, damage, fee (including reasonable outside attorneys’ fees) or expense; provided, however, that in no event shall Damages include any special, indirect, incidental, consequential or punitive damages.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; or (b) federal, state, local, municipal, foreign or other government.

“Indebtedness” shall mean, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, line of credit note, senior note or similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business); (d) all obligations (including earn-out obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and accrued expenses incurred in the Ordinary Course of Business and due within one year of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person; (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon; (h) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venture; and (i) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under generally accepted accounting principles.

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“Intellectual Property” shall mean all: (a) United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto; (b) United States and foreign trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices; (c) United States and foreign copyrights and design rights, whether registered or unregistered, and pending applications to register the same; (d) Internet domain names and registrations thereof; (e) confidential ideas, trade secrets, computer software, including source code, derivative works, moral rights, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information; and (f) any and all other intellectual property rights throughout the world.

“Knowledge” or any other similar knowledge qualification, shall mean the actual knowledge of any director manager or officer of the Company.

“Laws” shall mean any federal, state or local law, statute, rule or regulation issued, enacted or promulgated by any Governmental Body.

“Legal Proceeding” shall mean any suit, litigation or legal proceeding commenced by or before any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, claim, right of first refusal, restriction, easement, option, or title defect of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other Laws, which secures the payment of a debt (including any Tax) or the performance of an obligation.

“Made Available” with respect to a document or any information shall mean such document or information was either: (a) uploaded to the virtual data room prepared and maintained by the Company in connection with the Agreement; or (b) was otherwise delivered to Purchaser or to any Representative of Purchaser.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or the Acquired Assets, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of the announcement or pendency of this Agreement or the transactions contemplated hereby; (b) any adverse effect resulting from or arising out of general economic conditions; (c) any adverse effect resulting from or arising out of general conditions in the industries in which the Company operates to the extent that they do not disproportionately affect the Company, taken as a whole; (d) any adverse effect resulting from any changes to Law; or (e) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof.

“Material Agreement” shall mean any agreement, Contract or commitment pursuant to which the Company is obligated to spend or receive, in the aggregate, more than $25,000 during either the current fiscal year or the next fiscal year.

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“Material Assets” means any current, long-term, fixed, or intangible asset of the Company, which: (a) has a fair market value in excess of $10,000, or (b) (i) has generated, or is expected to generate, revenues or other income for the Company, or (ii) has enabled, or is expected to enable, the Company to receive a credit against, or to offset any, liabilities of the Company (including, without limitation, Tax liabilities), in excess of $10,000 during either the current fiscal year or the next fiscal year.

“Ordinary Course of Business” shall mean a course of business that is in the ordinary course of the Company’s Business and consistent with its past practices.

“Person” shall mean any individual, Entity or Governmental Body.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall mean all filings made by Purchaser with the SEC, including the Form 1-A Offering Circular qualified by the SEC on July 26, 2018 and all Current Reports on Form 1-U filed by Purchaser with the SEC subsequent to July 26, 2018.

“Senior Lender” shall mean General Cannabis Corp., a corporation organized under the laws of the State of Colorado, and its Affiliates and associated investors.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership, limited partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tax” shall mean any tax (including any income tax, franchise tax, value-added tax, excise tax, transfer tax, sales tax, use tax, property tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return, report, statement, schedule, form, election, or certificate filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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